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                                                                    EXHIBIT 3.03

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                                 SHOPPING.COM


                                      I.

          The name of the Corporation is SHOPPING.COM

                                      II.

          The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

          The name and address in the State of California for this corporation's initial agent for service of process is:

                                Leon M. Cooper
                      221 N. Figueroa Street, 12th Floor
                         Los Angeles, California 90012

                                      IV.

          The Corporation is authorized to issue one class of shares designated "Common Stock". The total number of shares which the Corporation is authorized to issue is 20,000,000 shares. The total number of shares of Common Stock authorized to be issued is 20,000,000 shares.

                                      V.

          The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                      VI.

          The Corporation shall indemnify any director or officer and may indemnify any agent of the Corporation in all circumstances in which indemnification is permitted by the provisions of Section 317(a), (b) and (c) of the General Corporation Law of California and shall advance the expenses of

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any director or officer and may advance the expenses of any agent in all circumstances in which such advancement of expenses is permitted by the provisions of Section 317 of the General Corporation Law of California (without regard to the authorization required by that section); provided, however, that such indemnification is not authorized with respect to an action for a breach of the duty of the director, officer or agent to the Corporation or its shareholders if any of the exceptions to exoneration from liability of directors set forth in Section 204(a) (10) of the General Corporation Law of California are applicable; and the director, officer or agent shall repay to the Corporation any such advancement of expenses if the director, officer or agent is adjudged guilty of any of the conduct specified in such exceptions or if indemnification is expressly prohibited by said Section 317. This provision does not limit in any way the permissive indemnification provided for in said Section
317. The director, officer or agent may sue in any court of competent jurisdiction to enforce the rights to indemnification and advancement of expenses granted by this Article VI. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.

                                     VII.

          From time to time any of the provisions of this Articles of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of California at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Articles of Incorporation are granted subject to the provisions of this Article VII.

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